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                                                                                                                        EXHIBIT 11

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           Computations of Earnings Per Share and Fully Diluted Earnings Per Share
         Assuming All Outstanding Dilutive Convertible Securities Had Been Converted

                          For the Five Years Ended December 31, 1995
                       (Millions of Dollars, except per share amounts)

                                                                    1995 (1)      1994 (2)      1993 (3)      1992 (3)      1991 (3)
Earnings (loss) applicable to Common Stock                        $     723     $     563     $     444     $    (329)    $  (1,083)

ESOP Convertible Preferred Stock adjustment                              21            17             -             -             -

Primary net earnings (loss) for period                            $     744     $     580     $     444     $    (329)    $  (1,083)


Earnings (loss) applicable to Common Stock                        $     723     $     563     $     444     $    (329)    $  (1,083)

ESOP Convertible Preferred Stock adjustment                              21            17            16            16            23

Fully diluted net earnings (loss) for period                      $     744     $     580     $     460     $    (313)    $  (1,060)

Average number of common shares and common stock equivalents outstanding during period (thirteen month-end average)
(thousands)                                                         130,478       131,793       125,997       123,238       121,537

Fully diluted average number of common shares outstanding,
assuming all outstanding convertible securities had been
converted on the dates of issue (thousands)                         131,499       131,905       139,614       137,157       136,012

Primary earnings (loss) per common share                          $    5.70     $    4.40     $    3.53     $   (2.67)    $   (8.91)

Fully diluted earnings (loss) per common share                    $    5.65     $    4.40     $    3.30     $   (2.67)    $   (8.91)



(1)  Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Consolidated Statement of Operations.

(2)  In 1994, the Corporation adopted AICPA Statement of Position (SOP) 93-6, "Employers' Accounting for
     Employee Stock Ownership Plans."  The Corporation conformed its calculations of earnings per common share to the requirements of this SOP.  See Note 2 of the Corporation's 1995 Annual Report to Shareowners
     concerning the adoption of SOP 93-6.

(3)  During 1991 - 1993, each share of the ESOP Preferred Stock is convertible into one share of Common Stock.
     A reduction in earnings applicable to Common Stock is required in the calculation of fully diluted earnings per share representing the Corporation's additional contribution to the ESOP to enable it to meet its debt repayment responsibilities were the preferred dividends not available for this purpose.  The adjustment also reflects the adding back of the ESOP Preferred Stock dividend.

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